Exhibit 4.5
October __, 2009
Corporate Stock Transfer, Inc.
3200 Cherry Creek South Drive
Suite 430
Denver, Colorado 80209
Attn: Carylyn Bell

Re:	Warrants of Pet DRx Corporation (f/k/a Echo Healthcare Acquisition Corp.)
Ladies and Gentlemen:
     Reference is made to the Warrant Agent Agreement (the “Warrant Agreement”) dated as of March 17, 2006 by and among Pet DRx Corporation (f/k/a Echo Healthcare Acquisition Corp., and referred to herein as the “Company”) and Corporate Stock Transfer, Inc. (the “Warrant Agent”), as supplemented by the Warrant Clarification Agreement dated March 30, 2007. Capitalized terms not otherwise defined herein are used as defined in the Warrant Agent Agreement.
     Pursuant to Section 3.1 of the Warrant Agreement, the Company hereby temporarily reduces the Warrant Price of the Warrants and related Founding Director Warrants to $                     per share of Common Stock effective immediately through 5:00 p.m., Denver time on                                         , 2009, at which time this amendment will expire and be of no further effect and the Warrant Price shall revert to $6.00 per share of Common Stock.

Very truly yours,

PET DRX CORPORATION

By:

Name:

Title:

cc:	Ellenoff Grossman & Schole LLP Morgan Joseph & Co. Inc.

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